Exhibit 99.1

CHARLOTTE RUSSE ANNOUNCES

AN UPDATE ON ITS FOURTH QUARTER BUSINESS

•	Better than Expected Back-to-School Sales

•	Comparable Store Sales Increased 12.9% During Fourth Quarter

•	Expectations for Diluted Earnings Per Share Improve With Better Sales

SAN DIEGO, California, October 14, 2005 — Charlotte Russe Holding, Inc. (Nasdaq/NM: CHIC), a growing mall-based specialty retailer of fashionable, value-priced apparel and accessories targeting young women in their teens and twenties, today reported that net sales increased 30% during the fourth quarter of fiscal 2005 which ended on September 24, 2005. Sales at comparable stores increased 12.9% during the fourth quarter, which exceeded the previous guidance on July 21st of a mid single-digit increase.

Based on these sales results, the company currently expects diluted earnings per share in the fourth quarter to range from $0.25 to $0.27 subject to year-end adjustments, issues potentially raised by the annual audit and Sarbanes-Oxley Act procedures, and finalization of our physical inventory reconciliation processes. This compares to the previous guidance on July 21st of a range from $0.16 to $0.20 per share.

Mark Hoffman, Chief Executive Officer, remarked: “We are very pleased with the improved sales trends created during this past quarter. Our business continues to focus on market share and the competitive sectors, within which we operate, continue to be very promotional. We look forward to discussing how both brands performed during our fourth quarter on the November 4th conference call.”

Management expects to release the fourth quarter financial results before the market opens on Friday, November 4, 2005, with a teleconference call scheduled for 8:00 a.m. (Pacific Time).

Charlotte Russe Holding, Inc. is a growing mall-based specialty retailer of fashionable, value-priced apparel and accessories targeting young women in their teens and twenties. The company operated a total of 408 stores in 42 states and Puerto Rico, as of September 24, 2005, comprised of 342 Charlotte Russe stores and 66 Rampage stores. A total of 49 new stores were opened during the fiscal 2005, and one Rampage store was closed during the fourth quarter ended on September 24, 2005.

4645 Morena Boulevard, San Diego, California 92117 Phone 858-587-1500 Fax 858-875-0345

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Except for the historical information contained herein, this press release contains forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially, including, but not limited to general and regional economic conditions, industry trends, consumer demands and preferences, competition from other retailers, and uncertainties generally associated with women’s apparel and accessory retailing. A complete description of these factors, as well as others that could affect the company’s business, is set forth in the Annual Report on Form 10-K/A, filed with the Securities and Exchange Commission on May 5, 2005, and any amendments thereto.

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CONTACT: Daniel T. Carter, Chief Financial Officer of Charlotte Russe Holding, Inc., 858-490-2430